American Express Credit Corporation
August 15, 2014

American Express Credit Corporation
200 Vesey Street
New York, New York 10285

Ladies and Gentlemen:

As Counsel of American Express Credit Corporation, a Delaware corporation (the “Company”), I have represented the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-3 (File No. 333-182197) (the “Registration Statement”), the related base prospectus, dated June 18, 2012, as supplemented by the prospectus supplement thereto, dated June 18, 2012 and the pricing supplements thereto, each dated August 12, 2014 (together, with respect to each issuance of Securities (as defined below), a “Prospectus”), pursuant to which the Company has been authorized to issue and sell (i) $1,500,000,000 principal amount of the Company’s 2.250% Fixed Rate Medium-Term Senior Notes, Series E, due August 15, 2019 (the “Fixed Rate Securities”) and (ii) $400,000,000 principal amount of the Company’s Floating Rate Medium-Term Senior Notes, Series E, due August 15, 2019 (the “Floating Rate Securities” and, together with the Fixed Rate Securities, the “Securities”).  The Securities are being issued pursuant to an indenture (as amended, the “Indenture”), dated as of June 9, 2006, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”).

I or members of my staff have examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and documents relating to the Company and have made such other inquiries of law and fact as we have deemed necessary or relevant as the basis of my opinion hereinafter expressed. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, I have assumed the due authorization, execution, delivery and, where appropriate, authentication of the documents by all parties thereto other than the Company.

I am admitted to the practice of law only in the State of New York and do not purport to be expert in the laws of any jurisdictions other than the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware insofar as the General Corporation Law of the State of Delaware bears on the matters covered hereby.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that:

The issuance and sale of the Securities have been authorized by the Company. The Securities have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) I have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

As to certain factual matters, I have relied upon certificates of officers of the Company and certificates of public officials and other sources believed by me to be responsible; and I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, that the Securities have been delivered against payment as contemplated in each Prospectus and that the signatures on all documents examined by me or members of my staff are genuine (assumptions that I have not independently verified).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ David S. Carroll
David S. Carroll
Counsel